Bookham Appoints Jerry Turin Chief Financial Officer
SAN JOSE, Calif., — July 14, 2008 — Bookham, Inc., (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced the appointment of Jerry Turin as Chief Financial Officer, effective August 1, 2008. Mr. Turin replaces Steve Abely, who will resign effective July 31, 2008 to join a privately held solar technology company.
“Beyond his controller responsibilities, Jerry was involved in many of the CFO-related functions since his arrival to Bookham in 2005 so that he would be ready to assume the CFO position when that opportunity arose,” said Alain Couder, president and CEO of Bookham, Inc. “I, along with the board, have been impressed with Jerry’s leadership, financial expertise and understanding of the technology industry, and we are very confident his transition to the CFO role will provide Bookham with strong continuity.
“Steve made many important contributions since joining the company in 2001 and he will leave Bookham in a much improved financial position,’’ said Mr. Couder. “On behalf of everyone, I thank Steve for his years of outstanding service and wish him well in his future endeavors.”
“I am proud of what we have achieved, and believe Bookham’s future is bright,” said Mr. Abely. “The company’s financial results continue to improve, and its internal controls and financial reporting are solid, thanks in large part to Jerry’s efforts over the years. I am confident I am leaving at a time when the business is performing very well.”
“I am excited about the opportunity to join Bookham’s executive team,” said Mr. Turin. “Bookham’s strong product portfolio is contributing to continued revenue growth. When combined with our current cost improvement plans, we continue to believe that we will see ongoing improvement in our financial performance.”
Mr. Turin brings more than 20 years of combined accounting and corporate finance experience in the technology industry to the CFO position. Since 2005, Mr. Turin has served as the Company’s Vice President of Finance and Corporate Controller, which included managing the treasury functions. In this role, he has been responsible for key aspects of Bookham’s finance functions, including external and SEC reporting, Sarbanes Oxley compliance, and has served as an integral resource to the Audit Committee.
Previously, Mr. Turin was Controller at Silicon Spice where he played a lead role in several successful financing rounds and then served as a member of the team that closed the sale of the company to Broadcom for $1.2 billion in 2000. In addition, Mr. Turin was the Corporate Controller at Cirrus Logic where he helped manage the finance group through various restructuring initiatives. Prior to his corporate finance experience, Mr. Turin spent 12 years with Deloitte & Touche, rising to the position of Senior Manager of Audit Services. A substantial portion of his time with Deloitte & Touche was in the firm’s Silicon Valley practice.
Mr. Turin holds a Bachelor’s in Business Administration and Commerce from the University of Alberta. He is also a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of Alberta.
Company Reconfirms Fourth Quarter Financial Guidance Ranges
The Company today also reconfirmed the financial guidance ranges for the fourth quarter of fiscal 2008, ended June 28, 2008, provided on April 28, 2008.
Quarterly Conference Call Scheduled For July 24, 2008
Bookham will report financial results for the fourth quarter and fiscal year 2008 on Thursday, July 24, 2008 at 1:30 p.m. PT/4:30 p.m. ET. To listen to the live conference call, please dial (480) 629-9031. A replay of the conference call will be available through July 31, 2008. To access the replay, dial 1-303-590-3030. The conference code for the replay is 3896355. A webcast of this call will be available in the investors section of Bookham’s website at www.bookham.com.

About Bookham
Bookham, Inc. is a leading provider of high performance optical products, spanning from components to advanced subsystems. The company designs and manufactures a broad range of solutions tailored for the telecommunications optical infrastructure and selected markets, including industrial, life sciences, semiconductor, and scientific. The Company utilizes proprietary core technologies and a vertically integrated manufacturing organization to provide its customers with cost-effective and innovative devices, as well as flexible, scalable product delivery. Bookham is a global company, headquartered in San Jose, Calif., with leading edge chip fabrication facilities in the UK and Switzerland, and manufacturing sites in the USA and China.
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe,” “plan,” “anticipate,” “expect,” “estimate,” “will,” “should,” “ongoing,” and similar expressions, including confirmation of financial guidance, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q. These include continued demand for optical components, changes in inventory and product mix, no further degradation in the exchange rate of the United States dollar relative to U.K., China and Switzerland currencies, and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
For more information contact:
Jim Fanucchi
Summit IR Group Inc.
(408) 404-5400
ir@bookham.com
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